Julie McDowell Vice President
Corporate Communications
610-948-2836

FOR IMMEDIATE RELEASE	October 26, 2005
TELEFLEX REPORTS THIRD QUARTER 2005 RESULTS
52 % Increase in Earnings from Continuing Operations; 4 % Core Growth;
Strong Cash Flow from Operations
Margin Improvement in Aerospace and Medical
Limerick, PA — Teleflex Incorporated (NYSE: TFX) today reported that revenues from continuing operations for the third quarter of 2005 increased 2 percent to $587.4 million, compared to $575.9 million for the third quarter of 2004. Income from continuing operations for the quarter was $35.7 million or 87 cents per diluted share, an increase of 52 percent over the prior year. Excluding special charges and gains on sale of assets, income from continuing operations was $35.8 million or 87 cents per diluted share. Income from continuing operations for the third quarter of 2004 which included a loss on sale of assets of $0.6 million was $23.5 million or 58 cents per diluted share.
     Cash flow from continuing operations for the first nine months of 2005 increased to $231.8 million, up 31 percent compared to $176.9 million realized in the first nine months of 2004. Free cash flow for the first nine months was $156.9 million compared to $114.3 million in the same period of the prior year, an increase of 37 percent.
     “Overall, the restructuring initiatives and portfolio actions we have taken in 2005 are generating good results. During the quarter, we delivered significant margin improvement in Aerospace and Medical, core revenue growth of 4 percent, and continued strength in cash flow performance. We also initiated a significant stock buy-back program and ended the quarter with a solid balance sheet,” said Jeffrey P. Black, president and chief executive officer. “That said, difficult conditions in the automotive and marine markets and the bankruptcy of an automotive customer led to disappointing results in our Commercial Segment this quarter. Despite a more cautious outlook for some of our end markets in the fourth quarter, we remain comfortable with the underlying performance of our businesses and satisfied that the actions taken in 2005 have positioned us for continued growth going forward.”
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     The Company expects diluted earnings per share from continuing operations excluding special charges and gains on sale of assets will be at the lower end of the forecasted range of $3.65 to $3.80. As a result of favorable gains from ongoing portfolio actions and disposition of assets held for sale, diluted earnings per share from continuing operations including special charges and gains on sale of assets is now expected to exceed the previously announced range, increasing to a range of $3.30 to $3.40.
     After the close of the quarter, Teleflex finalized plans to repatriate approximately $300 million in dividends as defined in the American Jobs Creation Act during the fourth quarter of 2005.
Continuing Operations — First Nine Months
     For the first nine months of 2005, revenues from continuing operations increased 7 percent to $1.87 billion from $1.75 billion for the same period in 2004. Income from continuing operations for the first nine months was $98.7 million or $2.41 per diluted share. Income from continuing operations excluding special charges and gains on sale of assets for the first nine months was $109.2 million or $2.67 per diluted share. Income from continuing operations for the prior year period was $91.1 million or $2.25 per diluted share. Income from continuing operations excluding a net gain on sale of assets for the prior year period was $88.5 million or $2.19.
Net Income
     Net income for the third quarter of 2005 was $33.6 million or 82 cents per diluted share compared to net income of $17.5 million or 43 cents per diluted share for the prior year period. Net income for the first nine months of 2005 was $101.3 million or $2.47 per diluted share compared to net income of $81.1 million or $2.00 per diluted share for the same period of the prior year.
Third Quarter 2005 and Year to Date 2005 Results
     The following table reconciles income and diluted earnings per share from continuing operations for the third quarter and nine months as reported to income and diluted earnings per share from continuing operations excluding special charges and gain on sale of assets.

	3 Months		9 Months
	Continuing Operations		Continuing Operations
	(dollars in thousands, except per share)
Income and diluted earnings per share	$35,714	$0.87	$98,717	$2.41
Special charges:
Restructuring and other costs	5,776		21,723
Income tax (benefit) on restructuring costs	(2,085)		(7,603)

Restructuring costs net of tax	3,691	0.09	14,120	0.34

Gains:
Gain on sale of assets	(5,569)		(5,569)
Income tax on gain on sale of assets	1,950		1,950

Gain on sale of assets, net of tax	(3,619)	(0.09)	(3,619)	(0.09)

Income and diluted earnings per share excluding special charges and gain on sale of assets	$35,786	$0.87	$109,218	$2.67

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Discontinued Operations
     The loss from discontinued operations for the third quarter was $2.1 million or 5 cents per diluted share, compared to a loss from discontinued operations of $6.0 million or 15 cents per diluted share in the third quarter last year. For the first nine months of 2005, income from discontinued operations was $2.6 million or 6 cents per diluted share as compared to a loss of $10.0 million or 25 cents per diluted share for the first nine months of 2004.
Restructuring and Divestiture Program
     The charges included in continuing operations associated with the restructuring and divestiture program during the third quarter were $5.8 million and were incurred by segment as follows: Commercial $1.3 million and Medical $4.5 million.
     In addition, the Company expects to incur future restructuring costs over the next three quarters in the Medical Segment of $22.2 million to $29.5 million, with some smaller actions to be completed in the Commercial Segment at a cost between $0.5 million and $1.3 million.
Third Quarter 2005 Business Segment Commentary
     The following segment discussion excludes the impact of discontinued operations and items included in restructuring costs as disclosed in the condensed consolidated statements of income. For the third quarter of 2005, the Company’s overall revenue growth of 2 percent consisted of 4 percent from core growth offset by declines of 1 percent each from the cumulative consolidation of certain variable interest entities in the prior year and from dispositions.
Commercial Segment
     Commercial Segment revenues posted a 1 percent increase during the quarter to $270.2 million from $267.6 million in the same period last year. This growth was driven by 2 percent core growth, offset in part, by the impact of dispositions. Commercial Segment revenues benefited from increased sales of driver and motion controls to industrial and automotive OEM customers, largely offset by a decline in the sale of products for marine and recreational markets.
     Commercial Segment operating profit declined 44 percent to $9.2 million from $16.5 million when compared to the third quarter last year. This decline primarily reflects a shift of revenue mix away from higher margin marine products during the quarter, incremental costs related to transfer of operations between two facilities and the bankruptcy of an automotive supply customer.
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Medical Segment
     Reported Medical Segment revenues were $196.6 million, a decline of 3 percent when compared to revenues of $202.5 million in the third quarter of 2004. The segment generated core growth of 1 percent, which was more than offset by declines of 3 percent from the cumulative consolidation of variable interest entities in the prior year period, and 1 percent from dispositions. New product sales of both surgical device products and specialty devices for medical device manufacturers contributed to core growth.
     Medical Segment operating profit increased 28 percent in the third quarter of 2005 to $38.9 million from $30.4 million in the third quarter of 2004. This increase was primarily a result of the integration of HudsonRCI and restructuring actions taken during 2005, as consolidation of medical manufacturing operations into larger centralized facilities and reductions in operating expenses continue.
Aerospace Segment
     Aerospace Segment revenues increased 14 percent in the third quarter of 2005 to $120.7 million from $105.9 million in the third quarter of 2004. Core revenue growth of 15 percent was attributable primarily to double digit increases in sales of cargo-handling systems and repair products and services, which was partially offset by a 1 percent decrease in revenues due to a divestiture.
     Aerospace Segment operating profit for the third quarter of 2005 improved significantly, increasing to $11.5 million from $2.5 million in the third quarter of 2004. This increase was primarily the result of higher volumes and improvements in the cargo systems and repair products and services businesses and a reduction in losses resulting from the exit of the industrial gas turbine aftermarket services.
Stock Repurchase Program
     Teleflex previously announced a program to buy back up to $140 million of outstanding common stock over twelve months ending July 26, 2006. During the third quarter, Teleflex repurchased 580,200 shares of common stock at an aggregate purchase price of $39.3 million.
     As previously announced, Teleflex will comment on its third quarter 2005 results on a conference call to be held Thursday, October 27, at 10:00 a.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and accompanying charts will be posted prior to the call. An audio replay will be available from October 27 until November 1 by calling 888-286-8010 (US/Canada) or 617-801-6888 (International) and enter Passcode # 34278708.
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Third Quarter 2005 Restructuring Costs from Continuing Operations

	Commercial	Medical	Total
	(dollars in thousands)
Severance and stay bonuses for terminated employees	$715	$1,237	$1,952
Contract termination costs	148	48	196
Other restructuring costs	448	3,180	3,628

Total	$1,311	$4,465	$5,776

Total Projected Restructuring and Other Charges from Continuing and Discontinued Operations
(dollars in thousands)

Severance and stay bonuses for terminated employees	$39,000	To	$42,000
Write-down of certain asset values	135,000	To	135,000
Contract termination costs	11,000	To	13,000
Other restructuring costs	18,000	To	21,000

	$203,000		$211,000

Additional Notes and Notes on Non-GAAP Financial Measures:
The Company has determined that it is appropriate to separately identify the following financial measures for all of its majority, but not wholly-owned subsidiaries. The minority interest in consolidated subsidiaries previously included in selling, engineering and administrative expenses totaled $4,457 and $13,333 for the three and nine months ended September 26, 2004, respectively. These reclassifications have no impact on previously reported net income.
This press release addresses free cash flow and certain income measures which exclude the effect of restructuring and other costs associated with our restructuring and divestiture program, which may be considered non-GAAP financial measures. A table reconciling cash flow from operations to free cash flow is set forth below. A table reconciling income and diluted earnings per share from continuing operations to income and diluted earnings per share from continuing operations excluding special charges and gain on sale of assets is set forth above.
The reconciliation of cash flow from operations to free cash flow is as follows :

	YTD Sept 2005	YTD Sept 2004
	(dollars in thousands)
Cash flow from operations	$231,839	$176,908
Capital expenditures	(45,690)	(37,129)
Dividends	(29,200)	(25,495)

Free cash flow	$156,949	$114,284

     Certain financial information is presented on a rounded basis which may cause minor differences.
     Core growth includes activity of a purchased company beyond the initial twelve months after the date of acquisition. Core growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from year to year and the comparable activity of divested companies within the most recent twelve-month period.
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Teleflex at a Glance:
Teleflex is a diversified industrial company with 2004 annual revenues of $2.4 billion. The Company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 20,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including a recent archived conference call with analysts and investors, can be obtained from the Company’s website on the Internet at www.teleflex.com.
Caution Concerning Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to projected costs of the restructuring program; anticipated divestitures and portfolio adjustments; forecasted 2005 diluted earnings from continuing operations excluding special charges related to restructuring and divestiture; forecasted 2005 diluted earnings per share from continuing operations; anticipated cash flow from operations and improving financial performance; and anticipated benefits from the restructuring and divestiture program; the integration of HudsonRCI and previously discussed portfolio actions. Actual results could differ materially from those in these forward-looking statements due to, among other things, inability to sell businesses at prices, or within time-periods, anticipated by management; unanticipated expenditures in connection with the effectuation of restructuring programs; costs and length of time required to comply with legal requirements applicable to certain aspects of the restructuring program; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; customer reaction to the program; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.
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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	September 25,	September 26,
	2005	2004
	(Dollars and shares in thousands,
	except per share)
Revenues	$587,390	$575,939
Materials, labor and other product costs	421,327	402,799

Gross profit	166,063	173,140
Selling, engineering and administrative expenses.	104,666	126,837
(Gain) loss on sales of businesses and assets	(5,569)	563
Restructuring costs	5,776	—

Income from continuing operations before interest, taxes and minority interest	61,190	45,740
Interest expense, net	9,798	12,590

Income from continuing operations before taxes and minority interest	51,392	33,150
Taxes on income from continuing operations	10,360	5,209

Income from continuing operations before minority interest	41,032	27,941
Minority interest in consolidated subsidiaries	5,318	4,457

Income from continuing operations	35,714	23,484

Operating loss from discontinued operations (including loss on disposal of $(1,291) and $0, respectively)	(4,299)	(7,551)
Tax (benefit) from discontinued operations	(2,185)	(1,560)

Loss from discontinued operations	(2,114)	(5,991)

Net income	$33,600	$17,493

Earnings per share:
Basic:
Income from continuing operations.	$0.88	$0.58
Loss from discontinued operations	$(0.05)	$(0.15)

Net income	$0.83	$0.43

Diluted:
Income from continuing operations	$0.87	$0.58
Loss from discontinued operations	$(0.05)	$(0.15)

Net income	$0.82	$0.43

Dividends per share	$0.25	$0.22

Weighted average common shares outstanding:
Basic	40,569	40,273
Diluted	41,185	40,414
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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended
	September 25,	September 26,
	2005	2004
	(Dollars and shares in thousands,
	except per share)
Revenues	$1,867,999	$1,745,457
Materials, labor and other product costs	1,337,956	1,238,709

Gross profit	530,043	506,748
Selling, engineering and administrative expenses.	337,236	351,521
Net gain on sales of businesses and assets	(5,569)	(4,520)
Restructuring costs	19,723	—

Income from continuing operations before interest, taxes and minority interest	178,653	159,747
Interest expense, net	31,451	25,510

Income from continuing operations before taxes and minority interest	147,202	134,237
Taxes on income from continuing operations	33,288	29,778

Income from continuing operations before minority interest	113,914	104,459
Minority interest in consolidated subsidiaries	15,197	13,333

Income from continuing operations	98,717	91,126

Operating income (loss) from discontinued operations (including net gain on disposal of $34,830 and $0, respectively)	3,645	(11,378)
Taxes (benefit) on income (loss) from discontinued operations	1,063	(1,382)

Income (loss) from discontinued operations	2,582	(9,996)

Net income	$101,299	$81,130

Earnings per share:
Basic:
Income from continuing operations	$2.43	$2.27
Income (loss) from discontinued operations	$0.06	$(0.25)

Net income	$2.50	$2.02

Diluted:
Income from continuing operations	$2.41	$2.25
Income (loss) from discontinued operations	$0.06	$(0.25)

Net income	$2.47	$2.00

Dividends per share	$0.72	$0.64

Weighted average common shares outstanding:
Basic	40,552	40,153
Diluted	40,972	40,470
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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 25,	December 26,
	2005	2004
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents.	$246,078	$115,955
Accounts receivable, net	402,184	514,179
Inventories.	422,599	431,399
Prepaid expenses	33,159	32,525
Deferred tax assets	39,379	40,810
Assets held for sale	4,171	54,384

Total current assets	1,147,570	1,189,252

Property, plant and equipment, net.	479,164	584,252
Goodwill.	515,881	524,134
Intangibles and other assets	232,338	244,859
Investments in affiliates.	24,193	24,194
Deferred tax assets	127,003	103,352

Total assets	$2,526,149	$2,670,043

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Current borrowings	$22,774	$101,856
Accounts payable	193,703	183,700
Accrued expenses	176,557	210,027
Income taxes payable	37,418	22,784
Deferred tax liabilities	6,152	2,134
Liabilities held for sale	50	27,952

Total current liabilities.	436,654	548,453
Long-term borrowings	635,875	685,912
Deferred tax liabilities	157,984	159,750
Other liabilities	100,779	100,717

Total liabilities	1,331,292	1,494,832
Minority interest in equity of consolidated subsidiaries	61,424	65,478
Commitments and contingencies
Shareholders’ equity	1,133,433	1,109,733

Total liabilities and shareholders’ equity	$2,526,149	$2,670,043

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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 25,	September 26,
	2005	2004
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$101,299	$81,130
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(2,582)	9,996
Depreciation expense	65,930	66,377
Amortization expense of intangible assets	10,868	9,531
Amortization expense of deferred financing costs	757	155
Net gain on sales of businesses and assets	(5,569)	(4,520)
Impairment of long-lived assets	2,664	—
Minority interest in consolidated subsidiaries	15,197	13,333
Net change in operating assets and liabilities	43,275	906

Net cash provided by operating activities	231,839	176,908

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	61,085	495,300
Reduction in long-term borrowings	(122,417)	(51,411)
Decrease in notes payable and current borrowings	(46,358)	(116,067)
Proceeds from stock compensation plans	21,191	12,734
Purchases of treasury stock	(39,263)	—
Dividends	(29,200)	(25,495)

Net cash provided by (used in) financing activities.	(154,962)	315,061

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(45,690)	(37,129)
Payments for businesses acquired	(14,701)	(458,273)
Proceeds from sales of businesses and assets	124,420	43,831
Investments in affiliates.	173	1,378
Other	(831)	2,225

Net cash provided by (used in) investing activities	63,371	(447,968)

Cash Flows from Discontinued Operations:
Net cash provided by (used in) operating activities	(582)	8,408
Expenditures for property, plant and equipment	(2,682)	(6,799)

Net cash provided by (used in) discontinued operations	(3,264)	1,609

Effect of exchange rate changes on cash and cash equivalents	(6,861)	390

Net increase in cash and cash equivalents	130,123	46,000
Cash and cash equivalents at the beginning of the period	115,955	56,580

Cash and cash equivalents at the end of the period	$246,078	$102,580

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TELEFLEX INCORPORATED AND SUBSIDIARIES
SUMMARY OF SEGMENT RESULTS
(Unaudited)

	Three Months Ended
	September 25,	September 26,
	2005	2004
	(Dollars in thousands)
Revenues:
Commercial	$270,173	$267,620
Medical	196,553	202,461
Aerospace	120,664	105,858

Total revenues	587,390	575,939

Operating profit (1):
Commercial	9,199	16,542
Medical	38,938	30,377
Aerospace	11,521	2,512

Total operating profit	59,658	49,431

Corporate expenses	3,579	7,585
(Gain) loss on sales of businesses and assets	(5,569)	563
Restructuring costs	5,776	—
Minority interest in consolidated subsidiaries (2)	(5,318)	(4,457)

Income from continuing operations before interest, taxes and minority interest	$61,190	$45,740

(1)	Segment operating profit is defined as a segment’s revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and minority interest. Corporate expenses, (gain) loss on sales of businesses and assets, restructuring costs, interest expense and taxes on income are excluded from the measure.

(2)	Minority interest in consolidated subsidiaries is included in segment operating profit presented above and must be removed in order to calculate income from continuing operations before interest, taxes and minority interest, as presented on the Company’s condensed consolidated statements of income for the three months ended September 25, 2005 and September 26, 2004, respectively.
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TELEFLEX INCORPORATED AND SUBSIDIARIES
SUMMARY OF SEGMENT RESULTS
(Unaudited)

	Nine Months Ended
	September 25,	September 26,
	2005	2004
	(Dollars in thousands)
Revenues:
Commercial	$888,687	$903,535
Medical	624,410	506,625
Aerospace	354,902	335,297

Total revenues	1,867,999	1,745,457

Operating profit (1):
Commercial	59,377	84,459
Medical	114,878	79,664
Aerospace	20,054	(1,556)

Total operating profit	194,309	162,567

Corporate expenses	16,699	20,673
Net gain on sales of businesses and assets	(5,569)	(4,520)
Restructuring costs	19,723	—
Minority interest in consolidated subsidiaries (2)	(15,197)	(13,333)

Income from continuing operations before interest, taxes and minority interest	$178,653	$159,747

(1)	Segment operating profit is defined as a segment’s revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and minority interest. Corporate expenses, net gain on sales of businesses and assets, restructuring costs, interest expense and taxes on income are excluded from the measure.

(2)	Minority interest in consolidated subsidiaries is included in segment operating profit presented above and must be removed in order to calculate income from continuing operations before interest, taxes and minority interest, as presented on the Company’s condensed consolidated statements of income for the nine months ended September 25, 2005 and September 26, 2004, respectively.
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